PARTICIPATION AGREEMENT

Among

Security Benefit Life Insurance Company,

OppenheimerFunds Distributor, Inc,

and

OppenheimerFunds, Inc.

THIS AGREEMENT, dated as of the 1st day of May, 2012, by and among Security Benefit Life Insurance Company, (the “Company”), a stock life insurance company organized under the laws of the State of Kansas, on its own behalf and on behalf of each segregated asset account of the Company currently in existence or hereafter created, as set forth on Schedule A hereto, which may be updated from time to time for the convenience of the parties, (each account hereinafter referred to as the “Account”), OppenheimerFunds Distributor, Inc. (“OFDI”), a New York corporation, with respect to the Funds (as defined below) set forth on Schedule A, and OppenheimerFunds, Inc. (“OFI”) a Colorado corporation on its own behalf and on behalf of its division OppenheimerFunds Services (“OFS”), (OFDI, OFI and OFS are each referred to herein as a Fund Party and collectively referred to herein as a the “Fund Parties”).

WHEREAS, OFDI is the Distributor or Sub-Distributor for certain registered open-end management investment companies under the Investment Company Act of 1940 as amended (the “1940 Act”) (the “Funds”) with one or more series or classes of shares (“Shares”); and

WHEREAS, The Funds have authorized OFDI to enter into agreements with dealers, brokers and other financial institutions regarding the sales of Fund Shares;

WHEREAS, OFI, which serves as investment adviser to the Funds, is duly registered as an investment adviser under the Investment Advisers Act of 1940, as amended, and through its division OppenheimerFunds Services serves as transfer agent to the Funds;

WHEREAS, OFI, through its division OppenheimerFunds Services, serves as transfer agent for the Funds and has the authority to contract with certain persons and entities to provide administrative services to Fund shareholders;

WHEREAS, the Company has issued or will issue certain variable annuity contracts supported wholly or partially by the Account (the “Contracts”), and said Contracts are listed in Schedule A hereto, which may be updated from time to time for the convenience of the parties;

WHEREAS, the Account is duly established and maintained as a segregated asset account, duly established by the Company, to set aside and invest assets attributable to the aforesaid Contracts; and

WHEREAS, the Company intends to purchase Shares in certain of the Funds on behalf of the Account to fund the aforesaid Contracts;

NOW, THEREFORE, in consideration of their mutual promises, the Company, the Fund Parties agree as follows:

A-1

ARTICLE I.  Sale of Fund Shares

1.1.           Subject to Article IX hereof, OFDI agrees to make available to the Company for purchase on behalf of the Account, Shares of the Funds, such purchases to be effected at net asset value in accordance with Section 1.3 of this Agreement. Notwithstanding the foregoing, the Funds in existence now or that may be established in the future will be made available to the Company only as OFDI may so provide, subject to OFDI’s right, in its sole discretion, to suspend sales of Shares of any of the Funds, at any time, or to withdraw entirely the offering of Shares of any of the Funds, at any time.

1.2.           OFDI, shall redeem, at the Company’s request, any full or fractional Fund Shares held by the Company on behalf of the Account, such redemptions to be effected at net asset value in accordance with Section 1.3 of this Agreement. Notwithstanding the foregoing, the Fund may delay redemption of Shares of any Fund to the extent permitted by the 1940 Act, and any rules, regulations or orders thereunder.

1.3.           Purchase and Redemption Procedures

(a)           OFDI, as the general distributor of each Fund hereby appoints the Company as an agent for the limited purpose of receiving and accepting purchase and redemption requests on behalf of the Account (but not with respect to any Fund shares that may be held in the general account of the Company) for shares of those Funds made available hereunder, based on allocations of amounts to the Account or subaccounts thereof under the Contracts and other transactions relating to the Contracts or the Account. Receipt and acceptance of any such request (or relevant transactional information therefor) on any day the New York Stock Exchange is open for trading and on which a Fund calculates its net asset value (a “Business Day”) pursuant to the rules of the Securities and Exchange Commission (“SEC”), by the Company as such limited agent of the Fund prior to the time that the Fund ordinarily calculates its net asset value as described from time to time in the Fund’s prospectus shall constitute receipt and acceptance by OFDI on that same Business Day, provided that OFDI, receives notice of such request by 9:30 a.m. Eastern Time on the next following Business Day.

(b)           The Company shall pay for shares of each Fund on the same Business Day that it notifies OFDI, of a purchase request for such shares. Payment for Fund shares shall be made in federal funds transmitted to OFDI or other designated person by wire to be received by 4:00 p.m. Eastern Time on the Business Day OFDI is notified of the purchase request for Fund shares unless OFDI, otherwise determines and so advises the Company to delay the date of payment, to the extent the Fund may do so under the 1940 Act). Upon receipt of federal funds so wired, such funds shall cease to be the responsibility of the Company and shall become the responsibility of the Fund.

(c)           Payment for Fund shares redeemed by the Account or the Company shall be made in federal funds transmitted by wire to the Company or any other designated person by 4:00 p.m. Eastern Time on the same Business Day OFDI or the Funds’ transfer agent is properly notified of the redemption order of such shares (unless redemption proceeds are to be applied to the purchase of shares of other Funds in accordance with Section 1.3(b) of this Agreement), except that each Fund reserves the right to delay payment of redemption proceeds to the extent permitted under Section 22(e) of the 1940 Act and any rules thereunder, and in accordance with the procedures and policies of the Fund as described in that Fund’s then-current prospectus or statement of additional information.

(d)           Any purchase or redemption request for Fund shares held or to be held in the Company’s general account shall be effected at the net asset value per share next determined after OFDI’s receipt and acceptance of such request, provided that, in the case of a purchase request, payment for Fund shares so requested is received by OFDI in federal funds prior to close of business for determination of such value, as defined from time to time in the Fund’s prospectus.

1.4.           The applicable Fund Party shall make the net asset value per share for each Fund available to the Company by 6:30 p.m. Eastern Time each Business Day, and in any event, as soon as reasonably practicable after the net asset value per share for such Fund is calculated, and shall calculate such net asset value in accordance with the Fund’s prospectus. Fund Party shall communicate the net asset values to the Company or its designee by email. If a Fund Party provides the Company with materially incorrect share net asset value information, the Company on behalf of the Account, shall be entitled to an adjustment to the number of shares purchased or redeemed to reflect the correct share net asset value. Any material error in the calculation of the net asset value per share, dividend or capital gain information shall be reported promptly to the Company upon discovery. In the event that any such material error is the result of the gross negligence of a Fund Party, or its designated agent for calculating the net asset value, any mutually agreed upon administrative or other costs or losses incurred for correcting underlying Contract owner accounts shall be at the applicable Fund Party’s expense.

1.5.           The applicable Fund Party shall use its best efforts to furnish notice (by email) to the Company of any income dividends or capital gain distributions payable on any Fund Shares by the record date, but in no event later than 6:30 p.m. Eastern Time on the ex-dividend date. The Company, on its behalf and on behalf of the Account, hereby elects to receive all such dividends and distributions as are payable on any Fund Shares in the form of additional Fund Shares. The Company reserves the right, on its behalf and on behalf of the Account, to revoke this election and to receive all such dividends and capital gain distributions in cash. OFDI shall notify the Company promptly of the number of Shares so issued as payment of such dividends and distributions.

1.6.           Issuance and transfer of Fund shares shall be by book entry only. Share certificates will not be issued to the Company or the Account. Purchase and redemption orders for Fund Shares shall be recorded in an appropriate ledger for the Account or the appropriate subaccount of the Account.

1.7.         (a)            The parties hereto acknowledge that the arrangement contemplated by this Agreement is not exclusive; the Fund’s Shares may be sold to other insurance companies and the cash value of the Contracts may be invested in other investment companies.

(b)           The Company shall not, without prior notice to OFDI and OFI (unless otherwise required by applicable law), take any action to operate the Account as a management investment company under the 1940 Act.

1.8.           The parties may agree, in lieu of the procedures set forth above in this Article 1, to place and settle trades for Fund shares through a clearing corporation. In the event that such a clearing corporation is used, the parties agree to abide by the rules of the clearing corporation.

ARTICLE II.  Representations and Warranties

2.1.           The Company represents and warrants that the Contracts (a) are, or prior to issuance will be, registered under the 1933 Act, or (b) are not registered because they are properly exempt from registration under the 1933 Act or will be offered exclusively in transactions that are properly exempt from registration under the 1933 Act. The Company further represents and warrants that the Contracts will be issued and sold in compliance in all material respects with all applicable federal securities and state securities and insurance laws. The Company further represents and warrants that it is an insurance company duly organized and in good standing under applicable law, that it has legally and validly established the Account as a segregated asset account under Kansas insurance laws, and that it (a) has registered or, prior to any issuance or sale of the Contracts, will register the Account as a unit investment trust in accordance with the provisions of the 1940 Act to serve as a segregated investment account for the Contracts, or alternatively (b) has not registered the Account in proper reliance upon an exclusion from registration under the 1940 Act.

2.2.           The Company undertakes and agrees to comply, and to take full responsibility in complying with any and all laws, regulations, protocols and other requirements relating to money laundering, both United States and foreign, including, without limitation, the International Money Laundering Abatement and Anti-Terrorist Financing Act of 2001 (Title III of the USA Patriot Act), hereinafter, collectively with the rules, regulations and orders promulgated thereunder (the “Patriot Act”) and any requirements and/or requests in connection therewith, made by regulatory authorities, OFDI, OFI or their duly appointed agents, either generally or in respect of a specific transaction, and/or in the context of a “primary money laundering concern” as defined in the Patriot Act. The Company agrees as a condition precedent to any transaction taking or continuing to be in effect under this Agreement, to comply with any and all anti-money laundering laws, regulations, orders or requirements, and without prejudice to the generality of the above, to provide regulatory authorities, OFDI, OFI or their duly appointed agents, with all necessary reports and information for the Fund or its agents to fulfill their obligations, if any, under the Patriot Act for the purposes of the Fund or other third parties complying with any and all anti-money laundering requirements imposed by the Patriot Act, including, without limitation, enhanced due diligence obligations, the filing of “Currency Transaction Reports” and/or of “Suspicious Activity Reports” obligations, and/or the sharing of information requirements. In the event reports and information deemed satisfactory by OFDI or OFI are not received within a reasonable time period from the date of the request, the Fund reserve the right to reject any transaction and/or cease to transact with the Company and/or the Accounts.

2.3.           Further, the Company represent that the Company has not received notice of, and to the Company’s knowledge, there is no basis for, any claim, action, suit, investigation or proceeding that might result in a finding that the Company is not or has not been in compliance with the Patriot Act, and the rules and regulations promulgated thereunder.

2.4.           OFDI represents and warrants that Fund Shares sold pursuant to this Agreement shall be registered under the 1933 Act, shall be duly authorized for issuance and sold in compliance with applicable state and federal securities laws and that the Fund is and shall remain registered under the 1940 Act. OFDI shall amend the registration statement for the Shares under the 1933 Act and the 1940 Act from time to time as required in order to effect the continuous offering of the shares. OFDI shall register and qualify the Shares for sale in accordance with the laws of the various states only if and to the extent deemed advisable by the Fund.

2.5.           OFDI represents and warrants that it is lawfully organized and validly existing under the laws of the State of New York and that it does and will comply in all material respects with the 1940 Act, including, without limitation, Rule 38a-1 under the 1940 Act.

2.6.           OFI represents and warrants that it is registered as an investment adviser with the SEC and that it does and will comply in all material respects with the Investment Advisers Act of 1940, including, without limitation, Rule 206(4)-7 under the Investment Advisers Act.

2.7.           The Fund Parties represent and warrant that all of their trustees/directors, officers, employees, and other individuals or entities dealing with the money and/or securities of the Fund are and shall continue to be at all times covered by a blanket fidelity bond or similar coverage for the benefit of the Fund in an amount not less than the minimum coverage as required currently by Rule 17g-1 of the 1940 Act or related provisions as may be promulgated from time to time. The aforesaid bond shall include coverage for larceny and embezzlement and shall be issued by a reputable bonding company.

2.8.           The Company represents and warrants that all of its directors, officers, employees, and other individuals/entities employed or controlled by the Company dealing with the money and/or securities of the Account are covered by a blanket fidelity bond or similar coverage for the benefit of the Account, in an amount not less than $5 million. The aforesaid bond includes coverage for larceny and embezzlement and is issued by a reputable bonding company.

ARTICLE III.  Prospectuses and Proxy Statements; Voting

3.1.           OFDI shall provide or cause to be provided to the Company as many printed copies of the current prospectus, current Statement of Additional Information (“SAI”), supplements, proxy statements, and annual or semi-annual reports of each Fund (for distribution to Contract owners with value allocated to such Funds as the Company may reasonably request, with expenses to be borne in accordance with Schedule B hereof. If requested by the Company in lieu thereof, OFDI shall provide such documents (including a print-ready PDF, or an electronic copy of the documents in a format suitable for printing and posting on the Company’s website, all as the Company may reasonably request) and such other assistance as is reasonably necessary in order for the Company to have prospectuses, SAIs, supplements and annual or semi-annual reports for the Contracts and the Fund printed together in a single document or posted on the Company’s web-site or printed individually by the Company if it so chooses.

3.2.           OFDI represents that each Fund’s prospectus shall state that the current SAI for the Fund is available.

3.3.           OFDI shall provide the Company with information regarding the Fund’s expenses, which information may include a table of fees and related narrative disclosure for use in any prospectus or other descriptive document relating to a Contract. The Company agrees that it will use such information substantially in the form provided. The Company shall provide prior written notice of any proposed modification of such information, which notice will describe the manner in which the Company proposes to modify the information, and agrees that it may not modify such information in any way without the prior consent of OFDI, which consent shall not be unreasonably withheld.

3.4.           So long as, and to the extent the SEC continues to interpret the 1940 Act to require pass-through voting privileges for variable contract owners, or to the extent otherwise required by law, the Company shall, at the Company’s option, follow one of the two methods, as may be agreed upon by the parties, described below to provide pass-through voting privileges to contract owners:

(a)           Provide OFDI’s proxy vendor a list of Contract owners with value allocated to each Fund as of the record date to the Fund or its agent in order to permit the Fund Parties to send solicitation material and gather voting instructions from Contract owners on behalf of the Company. The Company shall also provide such other information to the Fund as is reasonably necessary in order for the Fund to properly tabulate votes for Fund initiated proxies. In the event that the Company chooses this option, the Fund shall be responsible for properly “echo voting” Shares of a Fund for which no voting instructions have been received.

(b)           Solicit voting instructions from Contract holders itself and vote Fund Shares in accordance with instructions received from Contract holders. The Company shall vote the Fund Shares for which no instructions have been received in the same proportion as Fund Shares for which instructions have been received.

3.5.           The Company reserves the right to vote Fund Shares held in its general account in its own right, to the extent permitted by applicable laws.

3.6.           If OFDI and the Company agree to distribute Fund summary prospectuses to Contract owners pursuant to Rule 498 of the 1933 Act, as set forth in Schedule C of this Agreement, then each party to the Agreement represents and warrants that it complies with the requirements of Rule 498 and applicable SEC guidance regarding the Rule in connection therewith, and that it maintains policies and procedures reasonably designed to ensure that it can meet its obligations in connection with Fund summary prospectuses. The parties agree to comply with the terms included in the attached Schedule C as of the effective date of this Agreement.

ARTICLE IV.  Sales Material and Information

4.1.           The Company shall furnish, or shall cause to be furnished, to OFDI or its designee, each piece of sales literature or other promotional material that the Company develops and in which the Fund or any Fund Party is named. No such material shall be used until approved by OFDI or its designee, and OFDI will use commercially reasonable efforts for it or its designee to review such sales literature or promotional material within ten (10) Business Days after receipt of such material. OFDI or its designee reserves the right to reasonably object to the continued use of any such sales literature or other promotional material in which the Fund, OFDI or OFI is named, and no such material shall be used if OFDI or OFI or either of their designees so objects.

4.2.           The Company shall not give any information or make any representations or statements on behalf of the Fund or concerning the Fund, OFDI or OFI in connection with the sale of the Contracts other than the information or representations contained in the registration statement or prospectus or SAI for the Fund shares, as such registration statement and prospectus or SAI may be amended or supplemented from time to time, or in reports or proxy statements for the Fund, or in sales literature or other promotional material approved by OFDI or its designee, except with the permission of OFDI or its designee.

4.3.           A Fund Party or its designee, shall furnish, or cause to be furnished, to the Company, each piece of sales literature or other promotional material that it develops and in which the Company, and/or the Account, is named. No such material shall be used until approved by the Company, and the Company will use its best efforts to review such sales literature or promotional material within ten (10) Business Days after receipt of such material. The Company reserves the right to reasonably object to the continued use of any such sales literature or other promotional material in which the Company and/or its Account is named, and no such material shall be used if the Company so objects

4.4.           The Fund Parties shall not give any information or make any representations on behalf of the Company or concerning the Company, the Account, or the Contracts other than the information or representations contained in a registration statement, prospectus (which shall include an offering memorandum, if any, if the Contracts issued by the Company or interests therein are not registered under the 1933 Act), or SAI for the Contracts, as such registration statement, prospectus, or SAI may be amended or supplemented from time to time, or in published reports for the Account which are in the public domain or approved by the Company for distribution to Contract owners, or in sales literature or other promotional material approved by the Company, except with the permission of the Company.

4.5.           Upon request, the applicable Fund Party will provide to the Company at least one complete copy of all registration statements, prospectuses, SAIs, reports, proxy statements, sales literature and other promotional materials, applications for exemptions, requests for no-action letters, and all amendments to any of the above, that relate to the Funds or their Shares, promptly after the filing of such document(s) with the SEC or other regulatory authorities.

4.6.           Upon request, the Company will provide to each Fund Party at least one complete copy of all registration statements, prospectuses (which shall include an offering memorandum, if any, if the Contracts issued by the Company or interests therein are not registered under the 1933 Act), SAIs, reports, solicitations for voting instructions, sales literature and other promotional materials, applications for exemptions, requests for no-action letters, and all amendments to any of the above, that relate to the Contracts or the Account, promptly after the filing of such document(s) with the SEC or other regulatory authorities. The Company shall provide to Fund Parties any complaints received from the Contract owners pertaining to the Fund.

4.7.           Fund Parties will provide the Company with as much notice as is reasonably practicable of any proxy solicitation for any Fund, and of any material change in the Fund’s registration statement, particularly any change resulting in a change to the registration statement or prospectus for any Account. Fund Parties will work with the Company so as to facilitate the solicitation of proxies from Contract owners, or to make changes to its prospectus or registration statement, in an orderly manner.

ARTICLE V.  Fees and Expenses

5.1.           OFDI may make payments to the Company or to the underwriter for the Contracts if and in amounts as set forth in that Fund’s applicable 12b-1 plan. If the underwriter for the Contracts is paid a fee by OFDI or by any of the Funds, Company agrees to provide, or cause to be provided, at the request of OFDI or such Funds, verifications that such payments were used for personal services and/or the maintenance of personal accounts, related to the Shares held by beneficial owners of Company’s Contracts. Company agrees to waive payment of the 12b-1 fees until OFDI is in receipt of the fee from the Funds and Company understands that OFDI’s liability for the fee payable to Company’s underwriter affiliate is limited solely to the proceeds of the receivable.

5.2.           Each party shall bear expenses in accordance with Schedule B hereto.

ARTICLE VI.  Qualification

OFDI represents and warrants that the each Fund is or will be qualified as a regulated investment company under Subchapter M of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code,”) and that it will maintain such qualification (under Subchapter M or any successor or similar provisions) and that it will notify the Company immediately upon having a reasonable basis for believing that it has ceased to so qualify or that it might not so qualify in the future.

ARTICLE VII.  Indemnification

7.1.           Indemnification by the Company

7.1. (a)           The Company agrees to indemnify and hold harmless each of the Fund Parties and each of their trustees/directors and officers, and each person, if any, who controls each Fund Party within the meaning of Section 15 of the 1933 Act or who is under common control with the a Fund Party or the Fund (collectively, the “Indemnified Parties” for purposes of this Section 7.1) against any and all losses, claims, damages, liabilities (including amounts paid in settlement with the written consent of the Company) or litigation (including legal and other expenses), to which the Indemnified Parties may become subject under any statute or regulation, at common law or otherwise, insofar as such losses, claims, damages, liabilities or expenses (or actions in respect thereof) or settlements:

(i)           arise out of or are based upon any untrue statement or statements of any material fact contained in the registration statement, prospectus (which shall include a written description of a Contract that is not registered under the 1933 Act), or SAI for the Contracts or contained in the Contracts or sales literature for the Contracts (or any amendment or supplement to any of the foregoing), or arise out of or are based upon the omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, provided that this agreement to indemnify shall not apply as to any Indemnified Party if such statement or omission was made in reliance upon and in conformity with information furnished to the Company by or on behalf of any Fund Party for use in the registration statement, prospectus or SAI for the Contracts or in the Contracts or sales literature (or any amendment or supplement) or otherwise for use in connection with the sale of the Contracts, or

(ii)           arise out of or as a result of statements or representations by or on behalf of the Company (other than statements or representations contained in the registration statement, prospectus, SAI, or sales literature of the Fund not supplied by the Company or persons under its control) or wrongful conduct of the Company or its agents or persons under the Company’s authorization or control, with respect to the sale or distribution of the Contracts, or

(iii)           arise out of any untrue statement of a material fact contained in a registration statement, prospectus, SAI, or sales literature of the Fund or any amendment thereof or supplement thereto or the omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading if such a statement or omission was made in reliance upon information furnished to any Fund Party by or on behalf of the Company; or

(iv)           arise as a result of any material failure by the Company to provide the services and furnish the materials under the terms of this Agreement; or

(v)           arise out of or result from any material breach of any representation and/or warranty made by the Company in this Agreement or arise out of or result from any other material breach of this Agreement by the Company;

as limited by and in accordance with the provisions of Sections 7.1(b) and 7.1(c) hereof.

7.1. (b)           The Company shall not be liable under this indemnification provision with respect to any losses, claims, damages, liabilities or litigation to which an Indemnified Party would otherwise be subject by reason of such Indemnified Party’s willful misfeasance, bad faith, or gross negligence in the performance of such Indemnified Party’s duties or by reason of such Indemnified Party’s reckless disregard of its obligations or duties under this Agreement.

7.1. (c)           The Company shall not be liable under this indemnification provision with respect to any claim made against an Indemnified Party unless such Indemnified Party shall have notified the Company in writing within a reasonable time after the summons or other first legal process giving information of the nature of the claim shall have been served upon such Indemnified Party (or after such Indemnified Party shall have received notice of such service on any designated agent), but failure to notify the Company of any such claim shall not relieve the Company from any liability which it may have to the Indemnified Party against whom such action is brought otherwise than on account of this indemnification provision. In case any such action is brought against an Indemnified Party, the Company shall be entitled to participate, at its own expense, in the defense of such action. The Company also shall be entitled to assume the defense thereof, with counsel reasonably satisfactory to the party named in the action. After notice from the Company to such party of the Company’s election to assume the defense thereof, the Indemnified Party shall bear the fees and expenses of any additional counsel retained by it, and the Company will not be liable to such party under this Agreement for any legal or other expenses subsequently incurred by such party independently in connection with the defense thereof other than reasonable costs of investigation.

7.1. (d)           The Indemnified Parties will promptly notify the Company of the commencement of any litigation or proceedings against them in connection with the issuance or sale of the Fund shares or the Contracts or the operation of the Fund.

7.2.           Indemnification by OFI

7.2. (a)           OFI, on its own behalf and on behalf of OFS, agrees to indemnify and hold harmless the Company and each of its directors and officers and each person, if any, who controls the Company within the meaning of Section 15 of the 1933 Act (collectively, the “Indemnified Parties” for purposes of this Section 7.2) against any and all losses, claims, damages, liabilities (including amounts paid in settlement with the written consent of OFI) or litigation (including legal and other expenses) to which the Indemnified Parties may become subject under any statute or regulation, at common law or otherwise, insofar as such losses, claims, damages, liabilities or expenses (or actions in respect thereof) or settlements:

(i)           arise as a result of any failure by OFI to provide the services and furnish the materials under the terms of this Agreement; or

(ii)           arise out of or result from any material breach of any representation and/or warranty made by or on behalf of OFI in this Agreement or arise out of or result from any other material breach of this Agreement by or on behalf of OFI;

as limited by and in accordance with the provisions of Sections 7.2(b) and 7.2(c) hereof.

7.2. (b)           OFI shall not be liable under this indemnification provision with respect to any losses, claims, damages, liabilities or litigation to which an Indemnified Party would otherwise be subject by reason of such Indemnified Party’s willful misfeasance, bad faith, or gross negligence in the performance or such Indemnified Party’s duties or by reason of such Indemnified Party’s reckless disregard of obligations and duties under this Agreement or to the Company or the Account, whichever is applicable.

7.2. (c)           OFI shall not be liable under this indemnification provision with respect to any claim made against an Indemnified Party unless such Indemnified Party shall have notified OFI in writing within a reasonable time after the summons or other first legal process giving information of the nature of the claim shall have been served upon such Indemnified Party (or after such Indemnified Party shall have received notice of such service on any designated agent), but failure to notify OFI of any such claim shall not relieve OFI from any liability which it may have to the Indemnified Party against whom such action is brought otherwise than on account of this indemnification provision. In case any such action is brought against the Indemnified Party, OFI will be entitled to participate, at its own expense, in the defense thereof. OFI also shall be entitled to assume the defense thereof, with counsel reasonably satisfactory to the party named in the action. After notice from OFI to such party of OFI’s election to assume the defense thereof, the Indemnified Party shall bear the fees and expenses of any additional counsel retained by it, and OFI will not be liable to such party under this Agreement for any legal or other expenses subsequently incurred by such party independently in connection with the defense thereof other than reasonable costs of investigation.

7.2. (d)           The Company agrees promptly to notify OFI of the commencement of any litigation or proceedings against it or any of its officers or directors in connection with the issuance or sale of the Contracts or the operation of OFI.

7.3.           Indemnification by OFDI

7.3. (a)           OFDI agrees to indemnify and hold harmless the Company and each of its directors and officers and each person, if any, who controls the Company within the meaning of Section 15 of the 1933 Act (collectively, the “Indemnified Parties” for purposes of this Section 7.3) against any and all losses, claims, expenses, damages, liabilities (including amounts paid in settlement with the written consent of OFDI) or litigation (including legal and other expenses) to which the Indemnified Parties may be required to pay or may become subject under any statute or regulation, at common law or otherwise, insofar as such losses, claims, expenses, damages, liabilities or expenses (or actions in respect thereof) or settlements, are related to the operations of OFDI and:

(i)           arise out of or are based upon any untrue statement of any material fact contained in the registration statement or prospectus or SAI or sales literature of the Fund (or any amendment or supplement to any of the foregoing), or arise out of or are based upon the omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, provided that this agreement to indemnify shall not apply as to any Indemnified Party if such statement or omission was made in reliance upon and in conformity with information furnished to OFDI by or on behalf of the Company for use in the registration statement, prospectus or SAI for the Fund or in sales literature (or any amendment or supplement) or otherwise for use in connection with the sale of the Contracts or Fund shares; or

(ii)           arise out of or as a result of statements or representations by or on behalf OFDI (other than statements or representations contained in the registration statement, prospectus, SAI or sales literature for the Contracts not supplied by the Fund or OFDI) or wrongful conduct of OFDI with respect to the sale or distribution Fund shares; or

(iii)           arise out of any untrue statement of a material fact contained in a registration statement, prospectus, SAI or sales literature covering the Contracts, or any amendment thereof or supplement thereto, or the omission to state therein a material fact required to be stated therein or necessary to make the statement or statements therein not misleading, if such statement or omission was made in reliance upon information furnished to the Company by or on behalf of OFDI or the Fund; or

(iv)           arise as a result of any failure by OFDI to provide the services and furnish the materials under the terms of this Agreement (including a failure, whether unintentional or in good faith or otherwise, to comply with the diversification and other qualification requirements specified in Article VI of this Agreement); or

(v)           arise out of or result from any material breach of any representation and/or warranty made by OFDI in this Agreement or arise out of or result from any other material breach of this Agreement by or on behalf of the Fund;

as limited by and in accordance with the provisions of Sections 7.3(b) and 7.3(c) hereof. The parties acknowledge that OFDI’s indemnification obligations under this Section 7.3 are subject to applicable law. The Company agrees that, in the event an obligation to indemnify exists pursuant to Section 7.3 as well as Section 7.2 hereof, it will seek satisfaction under the indemnification provisions of Section 7.2 before seeking indemnification under this Section 7.3.

7.3. (b)           OFDI shall not be liable under this indemnification provision with respect to any losses, claims, damages, liabilities or litigation to which an Indemnified Party would otherwise be subject by reason of such Indemnified Party’s willful misfeasance, bad faith, or gross negligence in the performance of such Indemnified Party’s duties or by reason of such Indemnified Party’s reckless disregard of obligations and duties under this Agreement or to the Company or the Account, whichever is applicable.

7.3. (c)           OFDI shall not be liable under this indemnification provision with respect to any claim made against an Indemnified Party unless such Indemnified Party shall have notified OFDI in writing within a reasonable time after the summons or other first legal process giving information of the nature of the claim shall have been served upon such Indemnified Party (or after such Indemnified Party shall have received notice of such service on any designated agent), but failure to notify OFDI of any such claim shall not relieve OFDI from any liability which it may have to the Indemnified Party against whom such action is brought otherwise than on account of this indemnification provision. In case any such action is brought against the Indemnified Parties, OFDI will be entitled to participate, at its own expense, in the defense thereof. OFDI also shall be entitled to assume the defense thereof, with counsel reasonably satisfactory to the party named in the action. After notice from OFDI to such party of OFDI’s election to assume the defense thereof, the Indemnified Party shall bear the fees and expenses of any additional counsel retained by it, and OFDI will not be liable to such party under this Agreement for any legal or other expenses subsequently incurred by such party independently in connection with the defense thereof other than reasonable costs of investigation.

7.3. (d)           The Company agrees promptly to notify OFDI of the commencement of any litigation or proceeding against it or any of its respective officers or directors in connection with the Agreement, the issuance or sale of the Contracts, the operation of the Account, or the sale or acquisition of shares of the Fund.

ARTICLE VIII.  Applicable Law

8.1.           This Agreement shall be construed and the provisions hereof interpreted under and in accordance with the laws of the State of New York, without regard to the conflict of laws provisions thereof.

8.2.           This Agreement shall be subject to the provisions of the 1933 and 1940 Acts as well as the Exchange Act of 1934, and the rules and regulations and rulings thereunder, including such exemptions from those statutes, rules and regulations as the SEC may grant, and the terms hereof shall be interpreted and construed in accordance therewith.

ARTICLE IX.  Termination

9.1.           This Agreement shall continue in full force and effect until the first to occur of:

(a)           termination by any party, for any reason with respect to some or all Funds. Where practicable OFDI will provide six (6) months advance written notice delivered to the other parties in the event of termination with respect to a Fund; or

(b)           termination by the Company by written notice to the other parties based upon the Company’s determination that shares of the Fund are not reasonably available to meet the requirements of the Contracts; or

(c)           termination by the Company by written notice to the other parties in the event any of the Fund’s shares are not registered, issued or sold in accordance with applicable state and/or federal law or such law precludes the use of such shares as the underlying investment media of the Contracts issued or to be issued by the Company; or

(d)           termination by a Fund Party by written notice to the Company in the event that formal administrative proceedings are instituted against the Company by the Financial Industry Regulatory Authority (“FINRA”), the SEC, the Insurance Commissioner or like official of any state or any other regulatory body regarding the Company’s duties under this Agreement or related to the sale of the Contracts, the operation of any Account, or the purchase of the Funds’ shares; provided, however, that a Fund Party determines in its sole judgment exercised in good faith, that any such administrative proceedings will have a material adverse effect upon the ability of the Company to perform its obligations under this Agreement; or

(e)           termination by the Company by written notice to the other parties in the event that formal administrative proceedings are instituted against a Fund Party by the SEC or any state securities department or any other regulatory body; provided, however, that the Company determines in its sole judgment exercised in good faith, that any such administrative proceedings will have a material adverse effect upon the ability of a Fund Party to perform its obligations under this Agreement; or

(f)            termination by the Company by written notice to the other parties in the event that any Fund ceases to qualify as a regulated investment company under Subchapter M of the Internal Revenue Code of 1986, or if the Company reasonably believes that any such Fund may fail to so qualify or comply; or

(g)           termination by any Fund Party by written notice to the other parties, if a Fund Party, shall determine, in their sole judgment exercised in good faith, that the Company has suffered a material adverse change in its business, operations, financial condition, or prospects since the date of this Agreement or is the subject of material adverse publicity; or

(h)           termination by the Company by written notice to the other parties, if the Company shall determine, in its sole judgment exercised in good faith, that a Fund Party has suffered a material adverse change in its business, operations, financial condition or prospects since the date of this Agreement or is the subject of material adverse publicity; or

(i)            termination by the Company upon any substitution of the shares of another investment company or series thereof for shares of a Fund in accordance with the terms of the Contracts, provided that the Company has given at least 45 days prior written notice to the Fund Parties of the date of substitution.

9.2.           Notwithstanding any termination of this Agreement, for all Contracts in effect on the effective date of termination of this Agreement (hereinafter referred to as “Existing Contracts”), the owners of the Existing Contracts may be permitted to hold, or redeem investments in the Fund.

9.3.           Notwithstanding any termination of this Agreement, each party’s obligation under Article VII to indemnify the other parties shall survive for events occurring prior to such termination.

ARTICLE X.  Notices

Any notice shall be sufficiently given when sent by registered or certified mail to the other party at the address of such party set forth below or at such other address as such party may from time to time specify in writing to the other party.

If to the Company:	Security Benefit Life Insurance Company Attention General Counsel One Security Benefit Place Topeka, Kansas 66636 - 0001

If to OFDI:	OppenheimerFunds, Distributor, Inc. 2 World Financial Center 225 Liberty Street New York, NY 10281-1008 Attn: President With a copy to General Counsel
If to OFI:	OppenheimerFunds, Inc. 2 World Financial Center 225 Liberty Street New York, NY 10281-1008 Attn: General Counsel

ARTICLE XI.  Miscellaneous

11.1.           Subject to the requirements of legal process and regulatory authority, each party shall treat as confidential the names and addresses of the owners of the Contracts. Each party shall treat as confidential all information reasonably identified as confidential in writing by any other party hereto and, except as permitted by this Agreement and by Title V, Subtitle A of the Gramm-Leach-Bliley Act and by regulations adopted thereunder by regulators having jurisdiction over the parties hereto, or as required by appropriate governmental authority (including, without limitation, the SEC, FINRA, or state securities and insurance regulators) shall not disclose, disseminate or utilize such information without the express written consent of the affected party until such time as such information has come into the public domain.

11.2.           The captions in this Agreement are included for convenience of reference only and in no way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

11.3.           This Agreement may be executed simultaneously in two or more counterparts, each of which taken together shall constitute one and the same instrument.

11.4.           If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of the Agreement shall not be affected thereby.

11.5.           The parties agree to supply documents and information, where reasonable, in response to a valid regulatory subpoena issued by the SEC, FINRA and state securities or insurance regulators in connection with any investigation or inquiry relating to this Agreement or the transactions contemplated hereby.

11.6.           The rights, remedies and obligations contained in this Agreement are cumulative and are in addition to any and all rights, remedies, and obligations, at law or in equity, which the parties hereto are entitled to under state and federal laws.

11.7.           This Agreement or any of the rights and obligations hereunder may not be assigned or amended by any party without written agreement mutually signed by all of parties hereto. Notwithstanding the foregoing or anything to the contrary set forth in this Agreement, OFI may transfer or assign its rights, duties and obligations hereunder or interest herein to any entity owned, directly or indirectly, by Oppenheimer Acquisition Corp. (OFI’s ultimate parent corporation) or to a successor in interest pursuant to a merger, reorganization, stock sale, asset sale or other transaction, without the consent of the Company, as long as (i) that assignee agrees to assume all the obligations imposed on OFI by the Agreement, and (ii) the Fund consents to that assignment. The parties further agree that Fund Party may re-allocate duties under this Agreement as necessary among OFI, OFS and OFDI.

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed in its name and on its behalf by its duly authorized representative.

Security Benefit Life Insurance Company	By its authorized officer
	By:	ROGER OFFERMANN
	Title:	Senior Vice President and Chief Actuary
	Date:	4/24/2012

OppenheimerFunds Distributor, Inc.	By its authorized officer
	By:	ILLEGIBLE
	Title:	SVP, Distribution Operations
	Date:	4/25/2012

OppenheimerFunds, Inc. (on its own behalf and On behalf of its division OppenheimerFunds Services)	By its authorized officer
	By:	ILLEGIBLE
	Title:	SVP, Transfer Agent
	Date:	4-26-12

Schedule A

Accounts – All accounts of the Company, including without limitation:

SBL Variable Annuity Account XIV

Additionally, the “Accounts” will include any new Account created subsequent to the date hereof.

Contracts –

Security Benefit Advisor Variable Annuity
NEA Valuebuilder Variable Annuity
AEA Valuebuilder Variable Annuity
Retirement Income Director Variable Annuity

Additionally, the “Contracts” will include any new Contract created subsequent to the date hereof.

Funds

Class A, Class N, and Class Y shares of each registered open-end management investment company for which OFDI is the Distributor or Sub-Distributor. Additionally, the “Funds” will include Class A, Class N and Class Y shares the Fund created subsequent to the date hereof pursuant to the terms of the applicable prospectus.

Share Class –

A, N, and Y share classes pursuant to the terms of the applicable prospectus.

SCHEDULE B

EXPENSES

OFDI and the Company will coordinate the functions and pay the costs of the completing these functions based upon an allocation of costs in the tables below. The term “Current” is defined as an existing Contract owner with value allocated to one or more Portfolios. The term “Prospective” is defined as a potential new Contract owner. In the event that Company may perform a function under this Schedule (“Function”) designated at OFDI’s expense, OFDI will only be liable for payment of reasonable and demonstrable expenses in performance of that Function as agreed upon by OFDI and Company.

Item	Function	Party Responsible for Expense
Fund Prospectus	Printing	Current – OFDI (Company may choose to do the printing at OFDI’s expense) Prospective – Company
	Distribution (including postage)	Company
Fund Prospectus and SAI Supplements	Printing	OFDI (Company may choose to do the printing at OFDI’s expense)
	Distribution (including postage)	Company
Fund SAI	Printing	OFDI
	Distribution (including postage)	Company
Proxy Material for Fund	Printing, Distribution to Current (including postage), tabulation, solicitation	OFDI
Fund Annual & Semi-Annual Report	Printing and Distribution (including postage)	OFDI (Company may choose to do the printing at OFDI’s expense)
Contract Prospectus	Printing and Distribution (including postage)	Company

Item	Function	Party Responsible for Expense
Contract Prospectus and SAI Supplements	Printing and Distribution (including postage)	Company
Contract SAI	Printing and Distribution (including postage)	Company
Other communication to Prospective and Current	Printing and Distribution (including postage)	If Required by Law or Fund – OFDI If Required by Company - Company
Operations of the Fund
All operations and related expenses, including the cost of registration and qualification of shares, taxes on the issuance or transfer of shares, cost of management of the business affairs of a Fund, and expenses paid or assumed by a Fund pursuant to any Rule 12b-1 plan

OFDI
Operations of the Accounts	Federal registration of units of separate account (24f-2 fees)	Company

SCHEDULE C

All capitalized terms used herein and not otherwise defined shall have the meaning ascribed to such term in the Agreement.

1.	For purposes of this Schedule C, the terms Summary Prospectus and Statutory Prospectus shall have the same meaning as set forth in Rule 498.

2.
Except as otherwise provided herein, if and to the extent that a Fund issues a Summary Prospectus for use by the Company in connection with the sale of shares of the Fund, OFDI shall be responsible for ensuring that any Summary Prospectus complies in all material respects with the requirements of Rule 498 (b) and (e).

3.
OFDI will notify the Company within a reasonable amount of time in the event that any of the requirements of paragraph (e) of the Rule are not met for any reason, including due to any non-routine or extended interruption in the availability of the Web Site on which any documents of a nature referred to in paragraph (e) of the Rule are posted by OFDI.

4.
OFDI shall provide the Company with copies of the Summary Prospectuses and any supplements thereto in the same manner and at the same times as the Agreement requires that OFDI provide the Company with Statutory Prospectuses.

5.
OFDI represents and warrants that the Summary Prospectuses and the OppenheimerFunds web site hosting of such Summary Prospectuses will comply with the requirements of Rule 498 applicable to the Fund. The Fund further represents and warrants that it has appropriate policies and procedures in place to ensure that such web site continuously complies with Rule 498.

6.
OFDI agrees that the URL indicated on each Summary Prospectus will lead Contract owners directly to the OppenheimerFunds web page used for hosting Summary Prospectuses and that such web page will host the current Fund documents required to be posted in compliance with Rule 498. OFDI shall immediately notify the Company of any unexpected interruptions in availability of this web page.

7.
OFDI will be responsible for compliance with the provisions of Rule 498(f)(i) involving Contract owner requests for additional Fund documents made directly to OFDI in accordance with the provisions of the Summary Prospectus in question, notwithstanding that the Company may, in its discretion, post a copy of the Fund’s Statutory Prospectuses and/or Summary Prospectuses, Statement of Additional Information, Supplements, Annual Reports, and Semi-Annual Reports on the Company’s Web Site for the convenience of its customers.

8.
The Company will be responsible for compliance with the provisions of Rule 498(f)(1) to the extent of responding to contract owner requests for additional fund documents made directly to the Company or one of its affiliates. The Company will be responsible for compliance with Rule 498(f)(2).

9.	The Company will be responsible for ensuring compliance with the conditions set out in Rule 498(c) and (d) (other than conditions (3) and (4) of either such paragraph).

10.	At the Company’s request, OFDI will provide the Company with URLs to the current Fund documents for use with Company’s electronic delivery of Fund documents or on the Company’s website. OFDI will be responsible for ensuring the integrity of the URLs and for maintaining the Fund’s current documents on the site to which such URLs originally navigate to.

11.	Any reference in the Agreement to a “prospectus” of the Fund shall be deemed to include reference to a Summary Prospectus, except where the context otherwise requires.

12.
OFDI or the Company may, in its discretion, determine not to make use of any one or more Summary Prospectuses. Until OFDI or the Company notifies the other to the contrary, each of the parties shall be entitled to assume that the other will make use of a Summary Prospectus in respect of each Fund. OFDI and the Company each agree that it will give the other party sufficient (and in any case at least 30 days) notice prior to its termination of the Summary Prospectus delivery option or, if a determination to terminate such use is made within a period that makes 30 days’ notice impossible, then as soon as practicable. In order to comply with Rule 498(e)(1), OFDI shall continue to maintain the Fund’s website in compliance with the requirements of this Agreement and Rule 498 for a minimum of 90 days after the termination of any such notice period.

13.	The parties agree that all other provisions of the Participation Agreement, including the Indemnification provisions, will apply to the terms of this Schedule C as applicable.

14.
The parties agree that the Company is not required to distribute Summary Prospectuses to its Contract owners, but rather use of the Summary Prospectus will be at the discretion of the Company. The Company agrees that it will give OFDI sufficient notice of its intended use of the Summary Prospectuses or the Statutory Prospectus.

1234

NOTICE OF ASSIGNMENT

October 5, 2012

VIA E-MAIL
Security Benefit
David Soph (David.soph@securitybenefit.com)

Dear David:

This letter is in reference to the agreement(s) between or among Security Benefit (together with any predecessors or successors in interest thereto, “Security” or “you”) and OppenheimerFunds, Inc. (“Oppenheimer” or “OFI”), among other parties, listed on the attached Schedule A relating to sales or other transactions in shares of the Oppenheimer family of mutual funds (“Funds”), pursuant to which you may provide some or all of the following services: personal services, administrative services, marketing and distribution support, networking or sub-accounting, recordkeeping services, and services relating to the promotion, offering, marketing or distribution of the Funds and/or retention of assets maintained in the Funds, as applicable.

We are writing to inform you that pursuant to the terms of such agreement(s), OFI, in connection with an internal restructuring, desires to assign all of its interests, rights, duties, and obligations in and under the agreement(s) now in existence, as well as any prior agreements, written or oral, between or among you and OFI, including without limitation, all schedules, exhibits and licenses granted thereunder (collectively, the “Agreements”), to Shareholder Services, Inc. (“SSI”), a Colorado corporation and a wholly-owned subsidiary of OFI (the “Assignment”), and SSI desires to accept such Assignment, effective on or about December 31, 2012 (“Effective Date”). Consequently, as of the Effective Date, notices, correspondence and any other communication required by or related to the Agreements, if currently to OppenheimerFunds, Inc., shall be delivered to:

Shareholder Services, Inc. 6803 South Tucson Way Centennial, CO 80112

SSI will be adequately capitalized and appropriately staffed to be able to satisfy the duties and obligations so assigned. Also, the services provided and payment obligations under the terms of the Agreements will remain in place, and payments will be made in the same manner and frequency as payments you are currently receiving pursuant to the terms of the applicable Agreements. In short, other than SSI replacing OFI as a contracting party, the terms and conditions set forth in the Agreements will remain unchanged and in full force and effect.

If you have any questions, please do not hesitate to contact Robin Jennings by phone at (303) 768-5782 or by email at rjennings@oppenheimerfunds.com.

Sincerely,

OppenheimerFunds, Inc.
By:	CHERYL PIPIA
Name:	Cheryl Pipia
Title:	Senior Vice President
Shareholder Services, Inc.
By:	STACEY ROODE
Name:	Stacey Roode
Title:	Senior Vice President

Acknowledged and consented to:
OppenheimerFunds Distributor, Inc.
By:	CHERYL PIPIA
Name:	Cheryl Pipia
Title:	Senior Vice President

2

Schedule A

1.
Participation Agreement, dated as of May 1, 2012, by and among Security Benefit Life Insurance Company, OppenheimerFunds Distributor, Inc. and OppenheimerFunds, Inc. (on its own behalf and on behalf of OppenheimerFunds Services)

a.
Services Agreement, dated as of May 1, 2012, by and among Security Benefit Life Insurance Company, OppenheimerFunds Distributor, Inc. and OppenheimerFunds, Inc. (on its own behalf and on behalf of OppenheimerFunds Services)

3